                                                                    EXHIBIT 99.1

(ENSTAR LOGO)                                                      Press Release
--------------------------------------------------------------------------------

Date:         June 24, 2003                           Contact:    Amy Dunaway
For Release:  Immediately                             Telephone:  (334) 834-5483


                  THE ENSTAR GROUP, INC. ANNOUNCES COMPLETION
                      OF PARTICIPATION IN CONSECO FINANCE

      Montgomery, Alabama - June 24, 2003 - The Enstar Group, Inc. ("Enstar") (Nasdaq:ESGR) today announced that Enstar has increased and funded from cash on hand its remaining capital commitment to JCF CFN LLC and a related entity (collectively, the "JCF CFN Entities"). Each of the JCF CFN Entities is controlled by JCF Associates I LLC, the general partner of J.C. Flowers I LP, a private investment fund. The JCF CFN Entities have invested in Green Tree Investment Holdings LLC (formerly known as CFN Investment Holdings LLC) and related entities (collectively, "Green Tree"), together with J.C. Flowers I LP, FIT CFN Holdings LLC (an affiliate of Fortress Investment Group LLC) and affiliates of Cerberus Capital Management, L.P. The JCF CFN Entities invested approximately $25.1 million in exchange for a 3.995% interest in Green Tree. In January 2003, Enstar announced a $10 million commitment to JCF CFN LLC in exchange for a 100% interest in JCF CFN LLC. Enstar has increased its commitment to $15.3 million, in exchange for a 60% interest in each of the JCF CFN Entities. In addition, Castlewood Holdings Limited has become a member of the JCF CFN Entities and made a $10.2 million commitment, in exchange for a 40% interest in each of them. Both Enstar and Castlewood Holdings Limited have fully funded their commitments to the JCF CFN Entities.

      Green Tree, through one or more related entities, has completed the purchase of certain assets and operations of Conseco Finance Corporation for $630 million. The assets consist primarily of a portfolio of home equity and manufactured housing loan securities as well as the associated servicing businesses.

      JCF Associates I LLC is managed by J. Christopher Flowers, Vice Chairman of Enstar's board of directors and Enstar's largest shareholder. No fees will be payable by Enstar to J.C. Flowers I LP, JCF Associates I LLC, or J. Christopher Flowers in connection with Enstar's investment in the JCF CFN Entities.

      Castlewood Holdings Limited, a Bermuda corporation manages and acquires insurance and reinsurance companies, including companies in run-off, and provides management, consulting and other services to the insurance and reinsurance industry. Enstar owns a one-third economic interest in Castlewood Holdings and 50% of its voting stock.

                                     * * *

      This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements contained in this press release include adverse changes in the companies' financial results and conditions, changes in general economic and business conditions and other factors set forth in the Safe Harbor Compliance Statement for Forward-Looking Statements included as Exhibit 99.1 to Enstar's Form 10-K for the year ended December 31, 2002, and are hereby incorporated herein by reference.